Exhibit 99.1

Enerpac Tool Group Announces Scott Vuchetich Appointed EVP – Marketing and President – Americas

MILWAUKEE--(BUSINESS WIRE)--December 21, 2021--Enerpac Tool Group Corp. (NYSE: EPAC) (the “Company”) announced today that Scott Vuchetich has joined the Company as EVP – Marketing and President – Americas. He will have responsibility for the commercial and operations activities in the Americas region, and will also lead the global marketing function, including all product management, commercial marketing, digital/e‑commerce, marketing communications, and branding efforts. Mr. Vuchetich will report to Paul Sternlieb, President & CEO of Enerpac Tool Group, and will serve on the company’s executive leadership team.

Mr. Vuchetich joins Enerpac Tool Group from Brady Corporation, a $1.1 billion global manufacturer of safety, identification, and compliance products. Most recently, he led Brady’s People ID division, a global business designing, manufacturing, and selling a comprehensive range of highly engineered products. Previously he was General Manager of the Industrial division’s Americas region, and also led global advanced identification technology developments for Brady. He has held roles of increasing scope and responsibility, with experience across multiple industries, driving organic and inorganic growth both domestically and internationally. Earlier in his career he was a consultant with Bain & Company, and also spent time living and working in Europe. He brings a strong focus on commercial execution and innovation, with a proven track record of delivering growth and performance improvement in his businesses. Mr. Vuchetich holds a Bachelor of Arts in Economics from Wesleyan University and an MBA from Harvard Business School.

Commenting on the announcement, Paul Sternlieb, President and CEO, noted, “I am pleased to welcome Scott to the Enerpac Tool Group leadership team, as we continue our focus on growth, efficiency, and simplification. In continuing to flatten our structure, Scott’s role combines what had previously been two roles within our company. This will enable us to further capitalize on growth opportunities in our markets by building a strategic roadmap for our product portfolio, and with a stronger connection between our marketing and commercial execution teams, extending that through selling our world-class offerings.”

Mr. Vuchetich added, “I am excited to be joining Enerpac Tool Group as it furthers its progress as a pure-play industrial tools and services company. I believe my background and experience across multiple industries will allow me to contribute to the company’s future success.”

About Enerpac Tool Group

Enerpac Tool Group is a premier industrial tools and services company serving a broad and diverse set of customers in more than 100 countries. The Company’s businesses are global leaders in high pressure hydraulic tools, controlled force products and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group common stock trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

Contacts

Bobbi Belstner
Senior Director of Investor Relations & Strategy
262.293.1912